April 2019
Free Writing Prospectus pursuant to Rule 433 dated March 27, 2019 / Registration Statement No. 333-219206
STRUCTURED INVESTMENTS — Opportunities in U.S. Equities
GS Finance Corp.
Bearish Trigger Jump Securities with Auto-Callable Feature Based on the Inverse Performance of the S&P 500® Index due October 14, 2020

Principal at Risk Securities

The securities do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your securities is based on the performance of the S&P 500® Index. The securities may be automatically called on any call observation date, which will occur quarterly commencing in January 2020 and ending in July 2020.

Your securities will be automatically called if the index closing value on any call observation date is equal to or less than the call level of 90% of the initial index value (set on the pricing date), resulting in a payment on the applicable call payment date for each $10 principal amount of your securities equal to $11.8 ($10 plus the fixed payment of $1.8). No payments will be made after the call payment date.

At maturity, if not previously called, (i) if the final index value (the index closing value on the valuation date) is equal to the initial index value or decreases from the initial index value, the return on your securities will be positive and you will receive a payment at maturity equal to $11.8 ($10 plus the fixed payment of $1.8); or (ii) if the final index value on the valuation date increases by up to 10% from the initial index value, you will receive only the principal amount of your securities and no additional fixed payment; or (iii) if the final index value increases by more than 10% from the initial index level, the return on your securities will be negative and you will receive a payment at maturity that is significantly less than the principal amount based on the inverse index percent change (the quotient of (i) the initial index value minus the final index value divided by (ii) the initial index value). If the securities are not previously automatically called and the final index value is at or above 200% of the initial index value, you will lose your entire investment in the securities.

At maturity, for each $10 principal amount of your securities you will receive an amount in cash equal to:

•	If the final index value is equal to or less than the initial index value, $11.8;
•	if the final index value is greater than the initial index value but less than or equal to 110% of the initial index value, $10; or
•

if the final index value is greater than 110% of the initial index value, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) the inverse index percent change. Under these circumstances, you will lose a significant portion or all of your investment.

The securities are for investors who take the bearish view that the value of the S&P 500® Index will decline and who seek to earn a fixed payment in exchange for the risk of losing all or a significant portion of the principal amount of their securities if the securities remain outstanding to maturity and the S&P 500® Index appreciates by more than 10%.

SUMMARY TERMS (continued on page PS-2)
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying index:	S&P 500® Index (Bloomberg symbol, “SPX Index”)
Pricing date:	April , 2019 (expected to price on or about April 8, 2019)
Original issue date:	April , 2019 (expected to be April 11, 2019)
Call observation dates:	as set forth under “Call observation dates” below
Call payment dates:	as set forth under “Call payment dates” below
Valuation date:	expected to be October 8, 2020, subject to postponement
Stated maturity date:	expected to be October 14, 2020, subject to postponement
Estimated value range:	$9.4 to $9.7. See the following page for more information.

Your investment in the securities involves risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-13. You should read the disclosure herein to better understand the terms and risks of your investment.

Original issue date:	April , 2019	Original issue price:	100% of the principal amount
Underwriting discount:	2.4% ($ in total)*	Net proceeds to the issuer:	97.6% ($ in total)

*Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $0.225 for each security it sells. It has informed us that it intends to internally allocate $0.05 of the selling concession as a structuring fee. Goldman Sachs & Co. LLC will receive an underwriting discount of $0.015 for each security.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this document, the accompanying general terms supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

The issue price, underwriting discount and net proceeds listed on the cover page relate to the securities we sell initially. We may decide to sell additional securities after the date of this document, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in securities will depend in part on the issue price you pay for such securities.

GS Finance Corp. may use this document in the initial sale of the securities. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this document in a market-making transaction in a security after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this document is being used in a market-making transaction.

ADDITIONAL SUMMARY TERMS
Automatic call feature:

if, as measured on any call observation date (the first call observation date is January 8, 2020), the index closing value is equal to or less than the call level, your securities will be automatically called and you will receive for each $10 principal amount an amount in cash equal to the sum of (i) $10 plus (ii) the fixed payment. No payments will be made after the call payment date.

Call level:	90.00% of the initial index value
Payment at maturity:

If the securities are not automatically called prior to maturity, you will receive a payment at maturity determined as follows:

if the final index value is equal to or less than the initial index value, (i) $10 plus (ii) the fixed payment; or

if the final index value is greater than the initial index value but less than or equal to the trigger level, $10; or

if the final index value is greater than the trigger level, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) the inverse index percent change.

This amount will be less than the stated principal amount of $10, will represent a loss of more than 10.00% and could be as little as zero. However, in no case will the payment at maturity be less than zero.

Initial index value:	the index closing value on the pricing date
Final index value:	the index closing value on the valuation date
Trigger level:	110.00% of the initial index value
Fixed payment:	$1.80 per security, payable only upon the circumstances set forth herein
Inverse index percent change:	(the initial index value − the final index value) / the initial index value
CUSIP / ISIN:	36257D386 / US36257D3860
Stated principal amount/Original issue price:	$10 per security / 100% of the principal amount
Listing:	the securities will not be listed on any securities exchange
Underwriter:	Goldman Sachs & Co. LLC

Call observation dates*	Call payment dates**
January 8, 2020	January 13, 2020
April 8, 2020	April 14, 2020
July 8, 2020	July 13, 2020

*Subject to postponement for non-index business days and market disruption events as described under “Additional Information About the Securities — Additional Provisions — Postponement of Call Observation dates” on page PS-23 of this document

**Subject to postponement as described under “Additional Information About the Securities — Additional Provisions — Postponement of Call Observation dates” on page PS-23 of this document

April 2019

Estimated Value of Your Securities

The estimated value of your securities at the time the terms of your securities are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be in the range (the estimated value range) specified on the cover of this document (per $10 principal amount), which is less than the original issue price. The value of your securities at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell securities (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your securities at the time of pricing, plus an additional amount (initially equal to $      per $10 principal amount).

Prior to            , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your securities (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through                ). On and after             , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market) will equal approximately the then-current estimated value of your securities determined by reference to such pricing models.

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and general terms supplement no. 1,735 listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement and general terms supplement no. 1,735 and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement and general terms supplement no. 1,735 if you so request by calling (212) 357-4612.

The securities are notes that are part of the Medium-Term Notes, Series E program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●	General terms supplement no. 1,735 dated July 10, 2017
●	Prospectus supplement dated July 10, 2017
●	Prospectus dated July 10, 2017

The information in this document supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your securities.

April 2019

GS Finance Corp. Bearish Trigger Jump Securities with Auto-Callable Feature Based on the Inverse Performance of the S&P 500® Index due October 14, 2020 Principal at Risk Securities

We refer to the securities we are offering by this document as the “offered securities” or the “securities”. Each of the securities has the terms described under “Summary Terms” and “Additional Provisions” in this document. Please note that in this document, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017, for Medium-Term Notes, Series E, and references to the “accompanying general terms supplement no. 1,735” mean the accompanying general terms supplement no. 1,735, dated July 10, 2017, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. The securities will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Investment Summary

The Bearish Trigger Jump Securities with Auto-Callable Feature Based on the Inverse Performance of the S&P 500® Index due October 14, 2020 (the “securities”) do not provide for the regular payment of interest. Instead, the securities provide an opportunity to earn a fixed payment upon automatic call or at maturity.   A fixed payment will be paid on a call payment date (and the securities will be automatically called and no further payments will be made) if the index closing value on the related call observation date is equal to or less than the call level.  If the securities have not been automatically called prior to maturity, a fixed payment will be paid on the stated maturity date if the closing level of the underlying index on the valuation date is equal to or less than the initial index value. If the securities have not been automatically called prior to maturity and the index closing value on the valuation date is greater than the initial index value but less than or equal to the trigger level (110% of the initial index value), investors will receive the stated principal amount. However, if the index closing value on the valuation date is greater than the trigger level, investors will incur a loss for each $10 of the stated principal amount equal to (i) the inverse index percent change times (ii) $10, and will receive a payment at maturity that is less than 90.00% of the stated principal amount of the securities and could be as little as zero. No fixed payment will be paid with respect to a call observation date, and the securities will remain outstanding, if the index closing value is above the call level on such date.  No fixed payment will be paid with respect to the valuation date, and investors will lose more than 10.00% of their initial investment, if the index closing value is above the trigger level on such date. Accordingly, investors in the securities must be willing to accept the risk of not receiving any fixed payment during the term of the securities, even if the securities remain outstanding until the stated maturity, and the risk of losing their entire initial investment. In addition, any positive return on the securities that investors receive will be capped and equal to $1.80 per security.

Maturity:	Approximately 18 months (unless automatically called)
Fixed payment:	$1.80 per security, payable only under the circumstances set forth herein
Automatic call feature:

If, as measured on any call observation date (the first call observation date is January 8, 2020), the index closing value is equal to or less than the call level, your securities will be automatically called and you will receive for each $10 principal amount an amount in cash equal to the sum of (i) $10 plus (ii) the fixed payment. No further payments will be made on the securities following an automatic call.

Call level:	90.00% of the initial index value

April 2019

GS Finance Corp. Bearish Trigger Jump Securities with Auto-Callable Feature Based on the Inverse Performance of the S&P 500® Index due October 14, 2020 Principal at Risk Securities

Payment at maturity:

If the securities are not automatically called prior to maturity, you will receive a payment at maturity determined as follows:

•If the final index value is equal to or less than the initial index value, (i) $10 plus (ii) the fixed payment;

•If the final index value is greater than the initial index value but less than or equal to the trigger level, $10; or

•If the final index value is greater than the trigger level, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) the inverse index percent change

Inverse index percent change:	(the initial index value - the final index value) / the initial index value
Trigger level:	110.00% of the initial index value

Key Investment Rationale

The securities do not provide for the regular payment of interest. Instead, the securities are for investors who seek an opportunity to earn a fixed payment in exchange for the risk of losing all or a significant portion of the principal amount of their securities if the securities remain outstanding to maturity and the underlying index appreciates by more than 10%. The following scenarios are for illustrative purposes only to demonstrate how the payment on a call payment date (if the securities are automatically called) and the payment at maturity (if the securities have not been automatically called) are calculated, and do not attempt to demonstrate every situation that may occur. Accordingly, the securities may or may not be automatically called, a positive return on the securities may never be realized and the payment at maturity may be less than 90.00% of the stated principal amount of the securities and may be as little as zero. However, in no case will the payment at maturity be less than zero.

Scenario 1: the securities are automatically called prior to maturity

This scenario assumes that the underlying index closes at or below the call level on a call observation date. As a result, the securities are automatically called for the sum of the stated principal amount plus the fixed payment. If the securities are automatically called, no further payments will be made.

Scenario 2: the securities are not automatically called prior to maturity and investors receive principal back and a fixed payment at maturity

This scenario assumes that the underlying index closes above the call level on every call observation date. Consequently, the securities are not automatically called and no call payments are made. On the valuation date, the underlying index closes at or below the initial index value. At maturity, investors will receive the stated principal amount plus the fixed payment.

Scenario 3: the securities are not automatically called prior to maturity and investors receive principal back

This scenario assumes that the underlying index closes above the call level on every call observation date. Consequently, the securities are not automatically called and no call payments are made. On the valuation date, the underlying index closes above the initial index value but below or at the trigger level. At maturity, investors will receive the stated principal amount.

Scenario 4: the securities are not automatically called prior to maturity and investors lose a significant portion or all of their investment

This scenario assumes that the underlying index closes above the call level on every call observation date. Consequently, the securities are not automatically called and no call payments are made. On the valuation date, the underlying index closes above the trigger level. At maturity, investors will receive an amount equal to the sum of (i) $10 plus (ii) the product of (a) $10 times (b) the inverse index percent change. Under these circumstances, the payment at maturity will be less than 90.00% of the stated principal amount and could be as little as zero.

April 2019

GS Finance Corp. Bearish Trigger Jump Securities with Auto-Callable Feature Based on the Inverse Performance of the S&P 500® Index due October 14, 2020 Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the index closing value on each quarterly call observation date and (2) the final index value. Please see “Hypothetical Examples” below for illustration of hypothetical payouts on the securities.

April 2019

GS Finance Corp. Bearish Trigger Jump Securities with Auto-Callable Feature Based on the Inverse Performance of the S&P 500® Index due October 14, 2020 Principal at Risk Securities

Hypothetical Examples

The below examples are based on the following terms:

Stated principal amount:	$10 per security
Fixed payment:	$1.80 per security
Hypothetical initial index value:	2,800.00
Hypothetical trigger level:	3,080.00 (110.00% of the hypothetical initial index value)
Hypothetical call level:	2,520.00 (90.00% of the hypothetical initial index value)
Interest:	None

How to determine the amount payable, if any, on a call payment date:

Hypothetical Call Observation Date	Index Closing Value	Amount Payable on a Call Payment Date (per security)
#1	3,200.00 (above the call level)	$0.00
#2	2,900.00 (above the call level)	$0.00
#3	2,000.00 (at or below the call level)	$11.80

On each of hypothetical call observation dates #1 and #2, the underlying index closes above the call level. Therefore, the securities are not automatically called on the relevant call payment dates.

On hypothetical call observation date #3, the underlying index closes at or below the call level. Therefore, the securities are automatically called and the amount payable on the relevant call payment date equals the sum of the stated principal amount plus the fixed payment.

Your securities will not be automatically called, and you will not receive a payment on a call payment date, if the index closing value is above the call level on the related call observation date.

How to calculate the payment at maturity (if the securities have not been automatically called):

Example	Index Closing Value (Final Index Value)	Payment at Maturity (per security)
#1	2,600.00 (at or below the initial index value)	$11.80 ($10 + the fixed payment)
#2	2,900.00 (above the initial index value but below or at the trigger level)	$10.00
#3	4,200.00 (above the trigger level)	$10 + ($10 × inverse index percent change) = $10 + ($10 × (2,800.00 – 4,200.00) / 2,800.00) = $5.00

In example #1, the final index value is at or below the initial index value. Therefore, investors receive at maturity the stated principal amount of the securities and the fixed payment.

In example #2, the final index value is above the initial index value but is below or at the trigger level. Therefore, investors receive at maturity the stated principal amount of the securities.

In example #3, the final index value is above the trigger level. Therefore, investors are exposed to the downside performance of the underlying index at maturity and receive at maturity an amount equal to the sum

April 2019

GS Finance Corp. Bearish Trigger Jump Securities with Auto-Callable Feature Based on the Inverse Performance of the S&P 500® Index due October 14, 2020 Principal at Risk Securities

of (i) the stated principal amount plus (ii) the product of (a) the stated principal amount times (b) the inverse index percent change.

If the final index value is above the trigger level, the return on your securities will be negative, and your payment at maturity will be less than $9.00 per security. If the final index value is at or above 200.00% of the initial index value, you will lose your entire investment in the securities.

Additional Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that various hypothetical index closing values on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of index closing values that are entirely hypothetical; no one can predict what the index closing value will be on any day throughout the life of your securities, what the index closing value will be on any call observation date and what the final index value will be on the valuation date. The underlying index has been highly volatile in the past — meaning that the index closing value has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered securities assuming that they are purchased on the original issue date at the stated principal amount and held to the stated maturity date. If you sell your securities in a secondary market prior to a call payment date or the stated maturity date, your return will depend upon the market value of your securities at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying index and the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Stated principal amount	$10
Trigger level	110.00% of the initial index value
Neither a market disruption event nor a non-index business day occurs on the originally scheduled valuation date

No change in or affecting any of the underlying index stocks or the method by which the underlying index publisher calculates the underlying index

Securities purchased on original issue date at the stated principal amount and held to the stated maturity date

Moreover, we have not yet set the initial index value that will serve as the baseline for determining if the securities will be called, the inverse index percent change and the amount that we will pay on your securities, if any, on a call payment date or at maturity.  We will not do so until the pricing date.  As a result, the actual initial index value may differ substantially from the index closing values prior to the pricing date.

For these reasons, the actual performance of the underlying index over the life of your securities and the actual index closing value on any call observation date, may bear little relation to the hypothetical examples shown below or to the historical index closing values shown elsewhere in this document. For information about the historical values of the underlying index during recent periods, see “The Underlying Index — Historical Index Closing Values” below. Before investing in the offered securities, you should consult publicly available information to determine the values of the underlying index between the date of this document and the date of your purchase of the offered securities.

April 2019

GS Finance Corp. Bearish Trigger Jump Securities with Auto-Callable Feature Based on the Inverse Performance of the S&P 500® Index due October 14, 2020 Principal at Risk Securities

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your securities, tax liabilities could affect the after-tax rate of return on your securities to a comparatively greater extent than the after-tax return on the underlying index stocks.

If the securities are not automatically called on any call observation date (i.e., on each call observation date the index closing value is greater than the call level), the amount we would deliver for each $10 principal amount of your securities on the stated maturity date will depend on the performance of the underlying index on the valuation date, as shown in the table below. The table below assumes that the securities have not been automatically called on a call observation date and reflects hypothetical amounts that you could receive on the stated maturity date. The values in the left column of the table below represent hypothetical final index values and are expressed as percentages of the initial index value. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final index value, and are expressed as percentages of the stated principal amount of a security (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $10 of the outstanding stated principal amount of the offered securities on the stated maturity date would equal 100.000% of the stated principal amount of a security, based on the corresponding hypothetical final index value and the assumptions noted above.

The Securities Have Not Been Automatically Called

Hypothetical Final Index Value (as Percentage of Initial Index Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
200.000%	0.000%
175.000%	25.000%
150.000%	50.000%
125.000%	75.000%
110.001%	89.999%
110.000%	100.000%
105.000%	100.000%
102.000%	100.000%
100.000%	118.000%
90.000%	118.000%
50.000%	118.000%
25.000%	118.000%
0.000%	118.000%

If, for example, the securities have not been automatically called on a call observation date and the final index value were determined to be 175.000% of the initial index value, the payment at maturity that we would deliver on your securities would be 25.000% of the stated principal amount of your securities, as shown in the table above. As a result, if you purchased your securities on the original issue date at the stated principal amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your securities at a premium to stated principal amount you would lose a correspondingly higher percentage of your investment). If the final index value were determined to be 200.00% of the initial index value, you would lose your entire investment in the securities. In addition, if the final index value were determined to be 25.000% of the initial index value, the payment at maturity that we would deliver on your securities would be limited to 118.000% of each $10 principal amount of your securities, as shown in the table above.  As a result, if you held your securities to the stated maturity date, you would not benefit from any decrease in the final index value below the initial index value.

The payments on a call payment date or at maturity shown above are entirely hypothetical; they are based on market prices for the underlying index stocks that may not be achieved on a call observation date or the valuation date and on assumptions that may prove to be erroneous. The actual market value of your securities on the stated maturity date or at any other time, including any time you may wish to sell your securities, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered securities. The hypothetical payments on securities held to the stated maturity date in the examples above assume you purchased your

April 2019

GS Finance Corp. Bearish Trigger Jump Securities with Auto-Callable Feature Based on the Inverse Performance of the S&P 500® Index due October 14, 2020 Principal at Risk Securities

securities at their stated principal amount and have not been adjusted to reflect the actual issue price you pay for your securities. The return on your investment (whether positive or negative) in your securities will be affected by the amount you pay for your securities. If you purchase your securities for a price other than the stated principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Risk Factors — The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” below.

Payments on the securities are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the securities are economically equivalent to a combination of an interest-bearing bond bought by the holder (although the securities do not pay interest) and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the securities or the U.S. federal income tax treatment of the securities, as described elsewhere in this document.

We cannot predict the actual index closing values of the underlying index on any day, the final index value or what the market value of your securities will be on any particular index business day, nor can we predict the relationship between the index closing value and the market value of your securities at any time prior to the stated maturity date. The actual amount that you will receive on a call payment date or the maturity date, if any, and the rate of return on the offered securities will depend on whether or not the securities are automatically called and the actual initial index value, which we will set on the pricing date, and on the actual index closing value on the call observation dates and the actual final index value determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the amount to be paid in respect of your securities on a call payment date or the stated maturity date, as applicable, may be very different from the information reflected in the examples above.

April 2019

GS Finance Corp. Bearish Trigger Jump Securities with Auto-Callable Feature Based on the Inverse Performance of the S&P 500® Index due October 14, 2020 Principal at Risk Securities

Risk Factors

An investment in your securities is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 1,735. You should carefully review these risks and considerations as well as the terms of the securities described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement no. 1,735. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying index stocks, i.e., the stocks comprising the underlying index to which your securities are linked. You should carefully consider whether the offered securities are suited to your particular circumstances.

You May Lose Your Entire Investment in the Securities

You can lose your entire investment in the securities. Assuming your securities are not automatically called on a call observation date, the cash payment on your securities, if any, on the stated maturity date will be based on the inverse performance of the S&P 500® Index as measured from the initial index value set on the pricing date to the index closing value on the valuation date. If the final index value is greater than the trigger level (i.e., the final index value is greater than the initial index value by more than 10.00%), you will incur a loss for each $10 of the stated principal amount of your securities equal to the product of (i) the inverse index percent change times (ii) $10. Under these circumstances, you will lose a significant portion or all of your investment.

Also, the market price of your securities prior to the stated maturity date may be significantly lower than the purchase price you pay for your securities. Consequently, if you sell your securities before the stated maturity date, you may receive far less than the amount of your investment in the securities.

The Securities Are Bearish Investments

Your securities are bearish investments and, by purchasing these securities, you are taking the bearish view that the value of the underlying index will decline such that (i) the index closing value will be equal to or less than the call level on a call observation date or (ii) the final index value will be equal to or less than the initial index value. This is the inverse view to a bullish investment where an investor takes the bullish view that the value of the relevant underlying index will increase throughout the life of the securities. Your securities provide an opportunity to receive a positive return if there is a decline in the value of the underlying index, whereby you will receive a fixed positive return on your securities only if (i) the index closing value is equal to or less than the call level on any call observation date or (ii) the final index value is equal to or less than the initial index value. If your securities are not automatically called, any appreciation of the underlying index above the trigger level will result in a negative return on your securities, and you may lose your entire investment in the securities if the final index value appreciates sufficiently above the trigger level. Accordingly, your return on your securities will move inversely to the performance of the underlying index.

The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the securities will be based on the performances of the underlying index, the payment of any amount due on the securities is subject to the credit risk of GS Finance Corp., as issuer of the securities, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the securities. The securities are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the securities, to pay all amounts due on the securities, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and

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“Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” on page 37 of the accompanying prospectus.

The Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date, as the Case May Be, Will Be Capped

Regardless of the index closing value on a call observation date or the valuation date, the amount you may receive on the related call payment date or the stated maturity date is capped and you will not benefit from any decrease in the index closing value below the initial index value (or any increase in the index closing value above the initial index value). If your securities are automatically called on a call observation date, the payment you will receive for each $10 face amount of your securities will be $11.80. Similarly, if your securities remain outstanding until the stated maturity date, the maximum payment you may receive for each $10 face amount of your securities will be $11.80. If payable, the fixed payment will be $1.80 per security regardless of when it is paid. The fixed payment does not represent a per-annum return that accumulates over time.

Your Securities Are Subject to Automatic Redemption

We will automatically call and redeem all, but not part, of your securities on a call payment date, if, as measured on any call observation date, the index closing value is equal to or less than the call level. No further payments will be made on the securities following an automatic call. Therefore, the term for your securities may be reduced to as short as approximately nine months after the original issue date. You may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are called prior to maturity.

The Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date is Not Linked to the Index Closing Value at Any Time Other Than on the Applicable Call Observation Date or the Valuation Date, as the Case May Be

The amount you will receive on a call payment date, if any, will be paid only if the index closing value is equal to or less than the call level on the related call observation date.  Therefore, the index closing value on dates other than the call observation dates will have no effect on any amount paid in respect of your securities on the call payment date.  In addition, the amount you will receive on the stated maturity date, if any, will be based on the index closing value on the valuation date.  Therefore, for example, if the final index value increased precipitously on the valuation date, the amount paid on the securities could be significantly less than it would otherwise have been had the amount been linked to the index closing value prior to such increase. Although the actual index closing value on the call payment dates, stated maturity date or at other times during the life of the securities may be lower than the index closing value on the call observation dates or the valuation date, you will not benefit from the index closing value on any date other than on the call observation dates or the valuation date.

The Return on Your Securities May Change Significantly Despite Only a Small Incremental Change in the Value of the Underlying Index

If your securities are not automatically called and the final index value is greater than the trigger level, you will lose all or a substantial portion of your investment in the securities. This means that while an increase of up to 10.00% between the initial index value and the final index value will not result in a loss of principal on the securities, an increase in the final index value to more than 110.00% of the initial index value will result in a loss of a significant portion of the stated principal amount of the securities despite only a small incremental change in the value of the underlying index.

The Return on Your Securities Will Not Reflect Any Dividends Paid on the Underlying Index Stocks

The underlying index publisher calculates the value of the underlying index by reference to the prices of its underlying index stocks, without taking account of the value of dividends paid on those stocks. Therefore, the return on your securities will not reflect the return you would realize if you actually owned the underlying index stocks and received the dividends paid on those stocks. You will not receive any dividends that may be paid on any of the underlying index stocks by the applicable underlying index stock

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issuer. See “—Investing in the securities is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock” below for additional information.

The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

The original issue price for your securities exceeds the estimated value of your securities as of the time the terms of your securities are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the pricing date is set forth above under “Estimated Value of Your Securities”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your securities (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your securities as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Securities”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Securities”. Thereafter, if GS&Co. buys or sells your securities it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your securities at any time also will reflect its then current bid and ask spread for similar sized trades of structured securities.

In estimating the value of your securities as of the time the terms of your securities are set on the pricing date, as disclosed above under “Estimated Value of Your Securities”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the securities. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your securities in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your securities determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your securities as of the time the terms of your securities are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the securities, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your securities. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured security with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your securities.

In addition to the factors discussed above, the value and quoted price of your securities at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the securities, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your securities, including the price you may receive for your securities in any market making transaction. To the extent that GS&Co. makes a market in the securities, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured securities (and subject to the declining excess amount described above).

Furthermore, if you sell your securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your securities in a secondary market sale.

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There is no assurance that GS&Co. or any other party will be willing to purchase your securities at any price and, in this regard, GS&Co. is not obligated to make a market in the securities. See “— Your Securities May Not Have an Active Trading Market” below.

The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your securities, we mean the value that you could receive for your securities if you chose to sell them in the open market before a call payment date or the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your securities, including:

•	the value of the underlying index;
•	the volatility – i.e., the frequency and magnitude of changes – in the index closing value;
•	the dividend rates of the underlying index stocks;
•	economic, financial, regulatory, political, military and other events that affect stock markets generally and the underlying index stocks, and which may affect the index closing value;
•	interest rates and yield rates in the market;
•	the time remaining until your securities mature; and
•

our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

These factors, and many other factors, will influence the price you will receive if you sell your securities before a call payment date or maturity, including the price you may receive for your securities in any market making transaction. If you sell your securities before a call payment date or maturity, you may receive less than the principal amount of your securities or the amount you may receive on a call payment date or at maturity.

You cannot predict the future performance of the underlying index based on its historical performance. The actual performance of the underlying index over the life of the offered securities or the payment at maturity may bear little or no relation to the historical index closing values of the underlying index or to the hypothetical examples shown elsewhere in this document.

Your Securities May Not Have an Active Trading Market

Your securities will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your securities. Even if a secondary market for your securities develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your securities in any secondary market could be substantial.

If the Value of the Underlying Index Changes, the Market Value of Your Securities May Not Change in the Same Manner

The price of your securities may move quite differently than the performance of the underlying index. Changes in the value of the underlying index may not result in a comparable inverse change in the market value of your securities. Even if the value of the underlying index decreases below the initial index value during some portion of the life of the securities, the market value of your securities may not reflect this amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” above.

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Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities

Goldman Sachs expects to hedge our obligations under the securities by purchasing listed or over-the-counter options, futures and/or other instruments linked to the underlying index or the underlying index stocks. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying index or the underlying index stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date for your securities. Alternatively, Goldman Sachs may hedge all or part of our obligations under the securities with unaffiliated distributors of the securities which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index-linked securities whose returns are linked to changes in the value of the underlying index or the underlying index stocks, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the securities or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the securities; hedging the exposure of Goldman Sachs to the securities including any interest in the securities that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the securities.

Any of these hedging or other activities may affect the value of the underlying index — directly or indirectly by affecting the value of the underlying index stocks — and therefore the market value of your securities and the amount we will pay on your securities, if any, on a call payment date or at maturity. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the securities. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the securities, and may receive substantial returns on hedging or other activities while the value of your securities declines. In addition, if the distributor from which you purchase securities is to conduct hedging activities in connection with the securities, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the securities to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the securities to you in addition to the compensation they would receive for the sale of the securities.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Securities

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indexes, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market

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activities may, individually or in the aggregate, have an adverse effect on the market for your securities, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the securities.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your securities, or similar or linked to the underlying index or underlying index stocks. Investors in the securities should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the securities for liquidity, research coverage or otherwise.

The Policies of the Underlying Index Publisher and Changes That Affect the Underlying Index or the Underlying Index Stocks Comprising the Underlying Index Could Affect the Payment at Maturity and the Market Value of the Securities

The policies of the underlying index publisher concerning the calculation of the value of the underlying index, additions, deletions or substitutions of underlying index stocks comprising the underlying index and the manner in which changes affecting the underlying index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the value of the underlying index, could affect the value of the underlying index and, therefore, the payment on a call payment date or at maturity and the market value of your securities before a call payment date or the stated maturity date. The payment on a call payment date or at maturity and the market value of your securities could also be affected if the underlying index publisher changes these policies, for example, by changing the manner in which it calculates the underlying index value or if the underlying index publisher discontinues or suspends calculation or publication of the value of the underlying index, in which case it may become difficult to determine the market value of your securities. If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the index closing value on any such date — and thus the payment on a call payment date or at maturity — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the closing index value on any index business day and the payment on a call payment date or at maturity more fully under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlying” and “— Role of Calculation Agent” on page S-28 of the accompanying general terms supplement no. 1,735.

Investing in the Securities is Not Equivalent to Investing in, or Taking a Direct Short Position in, the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock

Investing in your securities is not equivalent to investing in, or taking a direct short position in, the underlying index and will not make you a holder of any of the underlying index stocks. Neither you nor any other holder or owner of your securities will have any rights with respect to the underlying index stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlying index stocks or any other rights of a holder of the underlying index stocks. Your securities will be paid in cash and you will have no right to receive delivery of any underlying index stocks. Additionally, you will not receive a positive return directly reflecting any depreciation of the underlying index over the term of the securities.

We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the securities subsequent to the date of this document. The issue price of the securities in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this document.

If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will be Negatively Affected

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The payment on a call payment date or at maturity will not be adjusted based on the issue price you pay for the securities. If you purchase securities at a price that differs from the stated principal amount of the securities, then the return on your investment in such securities held to a call payment date or the stated maturity date will differ from, and may be substantially less than, the return on securities purchased at stated principal amount. If you purchase your securities at a premium to stated principal amount and hold them to a call payment date or the stated maturity date the return on your investment in the securities will be lower than it would have been had you purchased the securities at stated principal amount or a discount to stated principal amount. In addition, the impact of the trigger level on the return on your investment will depend upon the price you pay for your securities relative to the stated principal amount. For example, the trigger level, while still providing some protection for the return on the securities, will allow a greater percentage increase in the level of the underlying index for your investment in the securities than would have been the case for securities purchased at the stated principal amount or a discount to stated principal amount.

Your Securities May Be Subject to an Adverse Change in Tax Treatment in the Future

The tax consequences of an investment in your securities are uncertain, both as to the timing and character of any inclusion in income in respect of your securities.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your securities that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your securities. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page S-95 of the accompanying general terms supplement no. 1,735. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-95 of the accompanying general terms supplement no. 1,735 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

United States Alien Holders Should Consider the Withholding Tax Implications of Owning the Securities

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts a United States alien holder receives upon the sale, exchange, redemption or maturity of the securities, could be collected via withholding. If these regulations were to apply to the securities, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the underlying index during the term of the securities. We could also require a United States alien holder to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the securities in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to the United States alien holder’s potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly

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GS Finance Corp. Bearish Trigger Jump Securities with Auto-Callable Feature Based on the Inverse Performance of the S&P 500® Index due October 14, 2020 Principal at Risk Securities

modified and treated as retired and reissued) on or after January 1, 2021, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your securities, your securities will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your securities for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your securities. The discussion in that section is hereby modified to reflect regulations proposed by the Treasury Department indicating its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, maturity or other disposition of relevant financial instruments. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

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GS Finance Corp. Bearish Trigger Jump Securities with Auto-Callable Feature Based on the Inverse Performance of the S&P 500® Index due October 14, 2020 Principal at Risk Securities

The Underlying Index

The S&P 500® Index

The S&P 500® Index includes a representative sample of 500 leading companies in leading industries of the U.S. economy. The S&P 500® Index is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”).

As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the S&P 500® Index. Constituents of the S&P 500® Index prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the S&P 500® Index. If an S&P 500® Index constituent reorganizes into a multiple share class line structure, that company will be reviewed for continued inclusion in the S&P 500® Index at the discretion of the S&P Index Committee. Also as of July 31, 2017, the criteria employed by S&P for purposes of making additions to the S&P 500® Index were changed as follows:

•

with respect to the “U.S. company” criterion, (i) the IEX was added as an “eligible exchange” for the primary listing of the relevant company’s common stock and (ii) the former “corporate governance structure consistent with U.S. practice” requirement was removed; and

•

with respect to constituents of the S&P MidCap 400® Index and the S&P SmallCap 600® Index that are being considered for addition to the S&P 500® Index, the financial viability, public float and/or liquidity eligibility criteria no longer need to be met if the S&P Index Committee decides that such an addition will enhance the representativeness of the S&P 500® Index as a market benchmark.

Effective February 20, 2019, company additions to the underlying index should have an unadjusted company market capitalization of $8.2 billion or more (an increase from the previous requirement of an unadjusted company market capitalization of $6.1 billion or more).

As of March 5, 2019, the 500 companies included in the S&P 500® Index were divided into eleven Global Industry Classification Sectors. The Global Industry Classification Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses): Communication Services (10.24%), Consumer Discretionary (9.97%), Consumer Staples (7.11%), Energy (5.47%), Financials (13.26%), Health Care (14.79%), Industrials (9.68%), Information Technology (20.59%), Materials (2.65%), Real Estate (2.98%) and Utilities (3.25%). (Sector designations are determined by the underlying index publisher using criteria it has selected or developed. Index publishers may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index publishers may reflect differences in methodology as well as actual differences in the sector composition of the indices.) As of the close of business on September 21, 2018, S&P and MSCI, Inc. updated the Global Industry Classification Sector structure. Among other things, the update broadened the Telecommunications Services sector and renamed it the Communication Services sector. The renamed sector includes the previously existing Telecommunication Services Industry group, as well as the Media Industry group, which was moved from the Consumer Discretionary sector and renamed the Media & Entertainment Industry group. The Media & Entertainment Industry group contains three industries: Media, Entertainment and Interactive Media & Services. The Media industry continues to consist of the Advertising, Broadcasting, Cable & Satellite and Publishing sub-industries. The Entertainment industry contains the Movies & Entertainment sub-industry (which includes online entertainment streaming companies in addition to companies previously classified in such industry prior to September 21, 2018) and the Interactive Home Entertainment sub-industry (which includes companies previously classified in the Home Entertainment Software sub-industry prior to September 21, 2018 (when the Home Entertainment Software sub-industry was a sub-industry in the Information Technology sector)), as well as producers of interactive gaming products, including mobile gaming applications). The Interactive Media & Services industry and sub-industry includes companies engaged in content and information creation or distribution through proprietary platforms, where revenues are derived primarily through pay-per-click advertisements, and includes search engines, social media

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and networking platforms, online classifieds and online review companies. The Global Industry Classification Sector structure changes are effective for the S&P 500® Index as of the open of business on September 24, 2018 to coincide with the September 2018 quarterly rebalancing.

The above information supplements the description of the underlying index found in the accompanying general terms supplement no. 1,735. This information was derived from information prepared by the underlying index publisher, however, the percentages we have listed above are approximate and may not match the information available on the underlying index publisher’s website due to subsequent corporate actions or other activity relating to a particular stock. For more details about the underlying index, the underlying index publisher and license agreement between the underlying index publisher and the issuer, see “The Underlyings - S&P 500® Index” on page S-40 of the accompanying general terms supplement no. 1,735.

The S&P 500® Index is a product of S&P Dow Jones Indices LLC, and has been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates and neither S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates make any representation regarding the advisability of investing in such securities.

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GS Finance Corp. Bearish Trigger Jump Securities with Auto-Callable Feature Based on the Inverse Performance of the S&P 500® Index due October 14, 2020 Principal at Risk Securities

Historical Index Closing Values

The index closing values have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the index closing value during any period shown below is not an indication that the underlying index is more or less likely to increase or decrease at any time during the life of your securities.

You should not take the historical index closing values as an indication of the future performance of the underlying index. We cannot give you any assurance that the future performance of the underlying index or the underlying index stocks will result in your receiving any payments or receiving an amount greater than the outstanding principal amount of your securities on the stated maturity date, or that you will not suffer a loss of a significant portion of all of your investment.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying index. Before investing in the offered securities, you should consult publicly available information to determine the values of the underlying index between the date of this document and the date of your purchase of the offered securities. The actual performance of the underlying index over the life of the offered securities, as well as the payment at maturity, if any, may bear little relation to the historical index closing values shown below.

The table below shows the high, low and period end index closing values of the underlying index for each of the four calendar quarters in 2014, 2015, 2016, 2017 and 2018 and the first calendar quarter of 2019 (through March 25, 2019). We obtained the index closing values listed in the tables below from Bloomberg Financial Services, without independent verification.

Historical Quarterly High, Low and Period End Index Closing Values of the S&P 500® Index

	High	Low	Period End
2014
Quarter ended March 31	1,878.04	1,741.89	1,872.34
Quarter ended June 30	1,962.87	1,815.69	1,960.23
Quarter ended September 30	2,011.36	1,909.57	1,972.29
Quarter ended December 31	2,090.57	1,862.49	2,058.90
2015
Quarter ended March 31	2,117.39	1,992.67	2,067.89
Quarter ended June 30	2,130.82	2,057.64	2,063.11
Quarter ended September 30	2,128.28	1,867.61	1,920.03
Quarter ended December 31	2,109.79	1,923.82	2,043.94
2016

April 2019

GS Finance Corp. Bearish Trigger Jump Securities with Auto-Callable Feature Based on the Inverse Performance of the S&P 500® Index due October 14, 2020 Principal at Risk Securities

	High	Low	Period End
Quarter ended March 31	2,063.95	1,829.08	2,059.74
Quarter ended June 30	2,119.12	2,000.54	2,098.86
Quarter ended September 30	2,190.15	2,088.55	2,168.27
Quarter ended December 31	2,271.72	2,085.18	2,238.83
2017
Quarter ended March 31	2,395.96	2,257.83	2,362.72
Quarter ended June 30	2,453.46	2,328.95	2,423.41
Quarter ended September 30	2,519.36	2,409.75	2,519.36
Quarter ended December 31	2,751.29	2,695.81	2,751.29
2018
Quarter ended March 31	2,872.87	2,581.00	2,640.87
Quarter ended June 30	2,786.85	2,581.88	2,718.37
Quarter ended September 30	2,930.75	2,713.22	2,913.98
Quarter ended December 31	2,925.51	2,351.10	2,506.85
2019
Quarter ending March 31 (through March 25, 2019)	2,854.88	2,447.89	2,798.36

The graph below shows the daily historical index closing values from January 1, 2007 through March 25, 2019. We obtained the index closing values in the graph below from Bloomberg Financial Services, without independent verification.

April 2019

GS Finance Corp. Bearish Trigger Jump Securities with Auto-Callable Feature Based on the Inverse Performance of the S&P 500® Index due October 14, 2020 Principal at Risk Securities

April 2019

GS Finance Corp. Bearish Trigger Jump Securities with Auto-Callable Feature Based on the Inverse Performance of the S&P 500® Index due October 14, 2020 Principal at Risk Securities

Additional Information About the Securities

This section is meant as a summary and should be read in conjunction with the section entitled “Supplemental Terms of the Notes” on page S-17 of the accompanying general terms supplement no. 1,735. This document supersedes any conflicting provisions of the accompanying general terms supplement no. 1,735.

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Underlying index publisher:	S&P Dow Jones Indices LLC
Denominations:	$10 and integral multiples of $10 in excess thereof
Postponement of a call observation date:	As described under “Supplemental Terms of the Notes — Call Observation Dates” on page S-20 of the accompanying general terms supplement no. 1,735
Postponement of a call payment date:	As described under “Supplemental Terms of the Notes — Call Payment Dates” on page S-16 of the accompanying general terms supplement no. 1,735
Postponement of the valuation date:	As described under “Supplemental Terms of the Notes — Valuation Date” on page S-16 of the accompanying general terms supplement no. 1,735
Postponement of stated maturity date:	As described under "Supplemental Terms of the Notes — Stated Maturity Date” on page S-16 of the accompanying general terms supplement no. 1,735
Specified currency:	U.S. dollars (“$”)
Index closing value:

As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Value, Index Closing Value and ETF Closing Price” on page S-31 of the accompanying general terms supplement no. 1,735

Business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-30 of the accompanying general terms supplement no. 1,735
Index business day:

As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Underlying Business Day, Index Business Day and ETF Business Day” on page S-30 of the accompanying general terms supplement no. 1,735

FDIC:	The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

April 2019

GS Finance Corp. Bearish Trigger Jump Securities with Auto-Callable Feature Based on the Inverse Performance of the S&P 500® Index due October 14, 2020 Principal at Risk Securities

Tax considerations:

You will be obligated pursuant to the terms of the securities — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each security for all tax purposes as a pre-paid derivative contract in respect of the underlying index, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S‑95 of the accompanying general terms supplement no. 1,735. Pursuant to this approach, it is the opinion of Sidley Austin llp that upon the sale, exchange, redemption or maturity of your securities, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount you receive at such time and your tax basis in your securities. Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the securities will generally be subject to the FATCA withholding rules. Pursuant to recently proposed regulations, the Treasury Department has indicated its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, maturity or other disposition of relevant financial instruments. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

Trustee:	The Bank of New York Mellon
Calculation agent:	GS&Co.
Use of proceeds and hedging:	As described under “Use of Proceeds” and “Hedging” on page S-94 of the accompanying general terms supplement no. 1,735
ERISA:	As described under “Employee Retirement Income Security Act” on page S‑102 of the accompanying general terms supplement no. 1,735

April 2019

GS Finance Corp. Bearish Trigger Jump Securities with Auto-Callable Feature Based on the Inverse Performance of the S&P 500® Index due October 14, 2020 Principal at Risk Securities

Supplemental plan of distribution; conflicts of interest:

As described under “Supplemental Plan of Distribution” on page S-103 of the accompanying general terms supplement no. 1,735 and “Plan of Distribution — Conflicts of Interest” on page 78 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $         .

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered securities specified on the front cover of this document. GS&Co. proposes initially to offer the securities to the public at the original issue price set forth on the cover page of this document. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $0.225, or 2.25% of the principal amount, for each security it sells. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $0.05 of the selling concession, or 0.50% of the principal amount, for each security as a structuring fee. Goldman Sachs & Co. LLC will receive an underwriting discount of $0.015, or 0.15% of the principal amount, for each security. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of securities within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of securities will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We expect to deliver the securities against payment therefor in New York, New York on April     , 2019. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the securities. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time.

Contact:

Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).

About Your Securities:

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and general terms supplement no. 1,735 listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement and general terms supplement no. 1,735 and any other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.sec.gov. Alternatively, GS Finance Corp. and The Goldman Sachs Group, Inc. will arrange to send you the prospectus, prospectus supplement and general terms supplement no. 1,735 if you so request by calling (212) 357-4612.

The securities are notes that are part of the Medium-Term Notes, Series E program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●General terms supplement no. 1,735 dated July 10, 2017

●Prospectus supplement dated July 10, 2017

●Prospectus dated July 10, 2017

The information in this document supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your securities.

April 2019

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this document, the accompanying general terms supplement no. 1,735, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This document, the accompanying general terms supplement no. 1,735, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this document, the accompanying general terms supplement no. 1,735, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$

GS Finance Corp.

Bearish Trigger Jump Securities with Auto-Callable Feature Based on the Inverse Performance of the S&P 500® Index due October 14, 2020

Principal at Risk Securities

Goldman Sachs & Co. LLC